PARKER CHAPIN FLATTAU & KLIMPL, LLP
                           1211 Avenue of the Americas
                               New York, NY 10036
                                 (212) 704-6000



                                                               February 10, 1999



ObjectSoft Corporation
Continental Plaza III
433 Hackensack Avenue
Hackensack, New Jersey 07601

Dear Sir:

         We have acted as counsel to ObjectSoft Corporation, a Delaware corporation (the "Company"), in connection with its filing of a registration statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, relating to an offering of an aggregate of 4,050,000 shares of common stock, par value $.0001 per share.

         Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Registration Statement.

         In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's (i) Certificate of Incorporation, as amended, (ii) Amended and Restated By-laws and (iii) resolutions of the Company's board of directors. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

Objectsoft Corporation
February 10, 1999
Page 2



         Based upon and subject to the foregoing, we are of the opinion that:


                  (a) the shares of Common Stock issuable upon the conversion of the Series D Preferred Stock, upon issuance and payment in accordance with the terms of the Subscription Agreement and the terms of the Certificate of Designation of the Series D Preferred Stock, as amended, will be legally issued, fully paid and non-assessable;

                  (b) the shares of Common Stock issuable to the Investors and the Placement Agent upon the exercise of the warrants issued pursuant to the Subscription Agreement , upon issuance and payment in accordance with the terms of the Subscription Agreement and the terms of the warrants issued to the Investors and the Placement Agent, will be legally issued, fully paid and non-assessable;

                  (c) the shares of Common Stock issuable upon exercise of the warrant issued to AJC (the"AJC Warrant"), the warrant issued to Continental (the" Continental Warrant"), and the warrants issued to the assignees of IRG (the "Assignees' Warrant") and upon issuance and payment in accordance with the terms of the AJC Warrant, the Continental Warrant and the Assignees' Warrant respectively, will be legally issued, fully paid and non-assessable;

                  (d) the  shares of Common  Stock  issued to AJC in  accordance
with  a  service   agreement   have  been   legally   issued,   fully  paid  and
non-assessable;

                  (e) the  shares  of  Common   Stock  issued to  Continental in
accordance  an agreement have been legally issued, fully paid and non-assesable;

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                  Very truly yours,


                                  /s/ PARKER CHAPIN FLATTAU & KLIMPL, LLP
                                      PARKER CHAPIN FLATTAU & KLIMPL, LLP





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